Exhibit 11
                          THE STRIDE RITE CORPORATION

                       COMPUTATION OF PER SHARE EARNINGS

                      (In Thousands except Per Share Data)

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
                             Three Months Ended          Nine Months Ended
                         Aug.30,1996  Sept. 1,1995  Aug.30,1996  Sept. 1,1995


Net income applicable
  to common shares          $ 3,193       $ 3,487     $7,583        $12,463
Calculation of shares:

   Weighted average num-
     ber of common
     shares outstanding      49,607        49,441     49,581         49,506

   Common shares attri-
     butable to assumed
     exercise of dilu-
     tive stock options
     and stock purchase
     rights using the
     treasury stock
     method                     224           300        246            310

Average common shares
  and common equiva-
  lents outstanding
  during the
  period                     49,831        49,741     49,827         49,816

Net income per common
   share                       $.06          $.07       $.15           $.25

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